Prospectus Supplement No. 36	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 2, 2007)	Registration No. 333-140430

$1,725,000,000 1.75% Convertible Senior Notes due 2011

$1,725,000,000 1.75% Convertible Senior Notes due 2013

                This prospectus supplement supplements the prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007, February 16, 2007, February 23, 2007, March 2, 2007, March 9, 2007, March 16, 2007, March 23, 2007, March 30, 2007, April 6, 2007, April 13, 2007, April 20, 2007, April 27, 2007, May 4, 2007, May 18, 2007, May 25, 2007, June 1, 2007, June 15, 2007, June 22, 2007, June 29, 2007, July 6, 2007, July 13, 2007, August 10, 2007, August 24, 2007, August 31, 2007, September 10, 2007, October 10, 2007, October 12, 2007, October 19, 2007, October 26, 2007, November 2, 2007, November 30, 2007, December 14, 2007, January 4, 2008, February 1, 2008, and February 22, 2008, relating to the resale by certain selling securityholders of our 1.75% Convertible Senior Notes due 2011 (the “2011 notes”) and 1.75% Convertible Senior Notes due 2013 (the “2013 notes,” and together with the 2011 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007, February 16, 2007, February 23, 2007, March 2, 2007, March 9, 2007, March 16, 2007, March 23, 2007, March 30, 2007, April 6, 2007, April 13, 2007, April 20, 2007, April 27, 2007, May 4, 2007, May 18, 2007, May 25, 2007, June 1, 2007, June 15, 2007, June 22, 2007, June 29, 2007, July 6, 2007, July 13, 2007, August 10, 2007, August 24, 2007, August 31, 2007, September 10, 2007, October 10, 2007, October 12, 2007, October 19, 2007, October 26, 2007, November 2, 2007, November 30, 2007, December 14, 2007, January 4, 2008, February 1, 2008, and February 22, 2008, is referred to herein as the “prospectus.”

                You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

                Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 29, 2008.

SELLING SECURITYHOLDERS

                The information in the prospectus in the table under the caption “Selling Securityholders” is amended by adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders.

                The information set forth below is based on information previously provided by or on behalf of the named selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

                Unless described in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

                Except as noted in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Additional Selling Securityholders

	Principal amount of 2011 notes	Principal amount of 2013 notes	Number of Shares of Common Stock
Name (1)	beneficially owned and offered hereby	beneficially owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Oppenheimer Convertible Securities Fund (5)(6)	$5,000,000	$——	310,989	310,989

(1)                                  Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)                                  Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 62.1978 shares of common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)                                  In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)                                  The selling securityholder is a broker-dealer.

(5)                                  The selling securityholder is an affiliate of a broker-dealer.

(6)                                  Oppenheimer Convertible Securities Fund has indicated that OppenheimerFunds, Inc., (a) is investment advisor to Oppenheimer Convertible Securities Fund, the beneficial owner of the shares, (b) has voting power and investment discretion over the referenced securities and (c) is the parent company of OppenheimerFunds Distributor, Inc., which is a broker-dealer that acts as the general distributor of the Oppenheimer funds.